Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation

Cherry Hill Operating Partnership, LP	Delaware

Cherry Hill QRS I, LLC	Delaware

Cherry Hill QRS II, LLC	Delaware

Cherry Hill TRS, LLC	Delaware